                                                                       Exhibit 8



                       [Godfrey & Kahn, S.C. Letterhead]



                                 March 7, 1997



Marshall & Ilsley Corporation
780 North Water Street
Milwaukee, WI  53202


     RE:  Marshall & Ilsley Corporation
          M&I Capital Trust A
          $200,000,000 7.65% Capital Trust Pass-through
          Securities/SM/ (TruPS/SM/)

Ladies and Gentlemen:

     We have acted as special tax counsel to Marshall & Ilsley Corporation ("M&I") and to M&I Capital Trust A (the "Trust") in connection with the Registration Statement (Form S-4) for the offer to exchange the Trust's outstanding 7.65% Capital Securities for the Trust's 7.65% Capital Securities which have been registered under the Securities Act of 1933 (the "Registration Statement"). Terms not defined in this letter have the same meaning as in the Registration Statement.

     The purpose of this letter is to confirm the opinions contained in our letter dated December 9, 1996 that (i) the Trust will be characterized as a grantor trust for U.S. federal income tax purposes and not as an association subject to tax as a corporation and (ii) for U.S. federal income tax purposes, the Subordinated Debt Securities will constitute indebtedness of the Company. Further, it is our opinion that the statements contained in the Registration Statement under the caption "United States Federal Income Taxation" and "ERISA Considerations" do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations, published interpretations of the Code and such Treasury Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be

Marshall & Ilsley Corporation
March 7, 1997
Page 2

retroactively applied. We note that there is no authority directly on point dealing with securities such as the Capital Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

     Attorneys involved in the preparation of this opinion are admitted to practice law in the State of Wisconsin and we do not purport to be experts on, or express any opinion herein concerning any law other than the laws of the State of Wisconsin and the federal laws of the United States of America.

     This opinion is not being delivered for the benefit of, nor may it be relied upon by, any party to which it is not specifically addressed. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,

                                   /s/ Godfrey & Kahn, S.C.

                                   GODFREY & KAHN, S.C.